Exhibit 4.1

DESCRIPTION OF CLASS A COMMON STOCK

The following description summarizes the most important terms of our publicly traded (NYSE:COMP) common stock. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are incorporated by reference as exhibits to this annual report, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 12,500,000,000 shares of our Class A common stock, $0.00001 par value per share, 1,250,000,000 shares of our Class B common stock, $0.00001 par value per share, 100,000,000 shares of our Class C common stock, $0.00001 par value per share, and 25,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

Terms of Our Class A Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class C common stock vote together as a single class, unless otherwise required by law or our restated certificate. Delaware law could require either holders of our Class A common stock or Class C common stock to vote separately as a single class in the following circumstances:

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if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Change in Control Transactions

In the case of any distribution or payment in respect of the shares of our Class A common stock, Class B common stock or Class C common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock, Class B common stock and Class C common stock will be treated equally and identically with respect to shares of Class A common stock, Class B common stock or Class C common stock owned by them, unless the only difference in the per share distribution to the holders of the Class A common stock, Class B common stock and Class C common stock is that any securities distributed to the holder of a share of Class A common stock shall have one vote per share, a share of Class B common stock shall have no votes per share and a share of Class C common stock shall have 20 votes per share.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.